Security Information






Security Purchased

CUSIP
149847105

Issuer
CBEYOND INC

Underwriters
DBSI, JP Morgan, Craig-Hallum Capital
Group, Raymond James & Associates,
ThinkEquity Partners

Years of continuous operation, including predecessors
> 3 years

Ticker
CBEY US

Is the affiliate a manager or co-manager of offering?
Joint Lead Manager

Name of underwriter or dealer from which purchased
JP Morgan

Firm commitment underwriting?
Yes

Trade date/Date of Offering
10/3/2006

Total dollar amount of offering sold to QIBs
 $                                                 114,150,000

Total dollar amount of any concurrent public offering
 $                                                                  -

Total
 $                                                 114,150,000

Public offering price
 $                                                           26.75

Price paid if other than public offering price
 N/A

Underwriting spread or commission
 $                                                             1.34

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund

New York Funds





DWS Communications Fund
New York
10,000
 $                   267,500
0.23%

Total

10,000
 $                   267,500
0.23%







^The Security and Fund Performance is calculated based on information provided by State Street Bank.


*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.